NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

LaBARGE, INC. REPORTS SALES AND EARNINGS UP SIGNIFICANTLY
FOR FISCAL 2004 SECOND QUARTER AND FIRST HALF;
ENTERS LETTER OF INTENT TO ACQUIRE PINNACLE ELECTRONICS LLC

Second-Quarter Net Sales Grow 20 Percent;

Second-Quarter EPS Rise to $.09 Vs. $.03

ST. LOUIS, February 5, 2004 . . . . . LaBarge, Inc. (AMEX: LB) today reported that financial results for its fiscal 2004 second quarter and first half, ended December 28, 2003, rose significantly over prior-year levels. The Company also announced it has signed a letter of intent to acquire Pinnacle Electronics LLC ("Pinnacle") of Pittsburgh, Pa. LaBarge indicated the acquisition will be immediately accretive to earnings.

"We are pleased with the continued strength of sales and earnings in our fiscal 2004 second quarter," said Chief Executive Officer and President Craig LaBarge. "We remain encouraged about our existing business's full-year performance, as well as the potential of adding Pinnacle Electronics to our business base." Further details regarding the Pinnacle acquisition are provided later in this press release.

Second-Quarter Results

For the fiscal 2004 second quarter, net sales rose 20 percent to $29,070,000 compared with $24,302,000 for the year-ago period. Second-quarter net earnings from continuing operations increased 81 percent to $1,404,000, or $.09 per diluted share, in fiscal 2004 compared with $776,000, or $.05 per diluted share, in fiscal 2003. The fiscal 2003 second quarter included a net loss from discontinued operations of $393,000, or $.02 per diluted share. In total, net earnings for the fiscal 2004 second quarter grew 267 percent to $1,404,000 or $.09 per diluted share, compared with $383,000, or $.03 per diluted share, in the fiscal 2003 second quarter.

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For the fiscal 2004 first half, net sales rose 24 percent to $58,813,000 compared with $47,371,000 for the year-ago period. First-half net earnings from continuing operations increased 169 percent to $2,775,000, or $.18 per diluted share, in fiscal 2004 compared with $1,033,000, or $.07 per diluted share, in fiscal 2003. First-half results also included a net loss from discontinued operations of $102,000, or $.01 per diluted share, in fiscal 2004 and $568,000, or $.04 per diluted share, in fiscal 2003. In total, net earnings for the fiscal 2004 first half grew 475 percent to $2,673,000 or $.17 per diluted share, compared with $465,000, or $.03 per diluted share, in the fiscal 2003 first half.

Gross margin in the fiscal 2004 second quarter increased to 22.4 percent compared with 19.2 percent for the second quarter of last year. Selling and administrative expenses declined to 14.9 percent of second-quarter sales in fiscal 2004 versus 16.1 percent last year. Total selling and administrative expenses rose 11.1 percent from last year's second quarter on higher sales volume. Interest expense in the fiscal 2004 second quarter declined significantly to $50,000, compared with $202,000 for the year-ago period, primarily due to reduced debt levels.

Total debt at December 28, 2003 was $6,868,000, down 2.8 percent from $7,064,000 at June 29, 2003, and down 46.4 percent from $12,818,000 at the end of the last year's second fiscal quarter. Cash and cash equivalents at December 28, 2003 were $8,684,000 versus $4,030,000 at June 29, 2003 and $8,364,000 at the end of last year's second quarter. Stockholders' equity was $39,393,000 at the end of the fiscal 2004 second quarter, up 9.8 percent from $35,879,000 at fiscal 2003 year end, and up 16.9 percent from one year ago.

Backlog of unshipped orders at the end of the fiscal 2004 second quarter grew 3.6 percent to $113.7 million, compared with $109.7 million at the end of the fiscal 2004 first quarter and rose nearly 9 percent from $104.3 million at the end of last year's second quarter.

"The primary contributor to fiscal 2004 second-quarter revenues was shipments to defense customers representing 59 percent of sales versus 43 percent in last year's second quarter," said Mr. LaBarge. "During the current year's second quarter, LaBarge provided cables and electronic assemblies for a variety of defense applications, including military aircraft, radar systems and shipboard programs."

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Mr. LaBarge continued, "In addition, shipments of capital equipment to oil and gas customers, including down hole tools, represented 10 percent of fiscal 2004 second-quarter revenues, compared with 21 percent in the year-ago period. Commercial aerospace sales also represented 10 percent of fiscal 2004 second-quarter sales versus 12 percent in last year's second quarter. The current year's commercial aerospace sales are largely the result of shipments of electronic equipment to Boeing for that company's MD-10 freighter conversion program.

"Bookings of new business strengthened during the second quarter from first-quarter levels, primarily attributable to orders from defense customers which represented the largest single component of second-quarter bookings," said Mr. LaBarge. "We continue to experience lingering weakness in our non-defense markets. One brightening spot is oil and gas where we have begun to see increased order activity."

Full-Year Outlook

"Excluding the effect of the proposed Pinnacle acquisition, we anticipate our fiscal 2004 second-half sales and earnings will be down slightly from this year's first-half levels due to scheduling adjustments on certain planned shipments, and expect the fourth fiscal quarter will be the stronger of the two remaining quarters," said Mr. LaBarge.

Proposed Acquisition of Pinnacle Electronics LLC

LaBarge has entered into a letter of intent to acquire Pinnacle Electronics LLC. Pinnacle, a profitable, privately held contract electronics manufacturer, designs, engineers and manufactures printed circuit assemblies, cables and harnesses, full "box-build" assemblies and electronic/electro-mechanical systems for customers in a variety of industrial, non-military markets. Pinnacle, operating on a calendar year, had 2003 revenues of approximately $38 million. Pinnacle is owned by Main Street Capital Holdings LLC and members of management, and operates one manufacturing facility in the Pittsburgh area.

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LaBarge expects the acquisition to be immediately accretive to earnings per share. The transaction is expected to close by the end of February and is subject to the satisfactory conclusion of due diligence, finalization of financing, finalization of definitive agreements and other customary terms and conditions.

"Pinnacle's culture, comparable manufacturing capabilities, additive customer base and successful track record of doing business in the commercial industrial realm of the electronics manufacturing services industry are consistent with LaBarge's acquisition strategy to expand our customer base and further diversify our mix of business," said Mr. LaBarge. "We are very excited about completing this transaction and welcoming Pinnacle's customers and employees to the LaBarge family."

LaBarge expects to fund the anticipated purchase price of approximately $41 million with a combination of cash on hand and bank financing. The purchase price will be subject to adjustment based on Pinnacle's net working capital at closing.

Pinnacle is among the 100 largest EMS businesses in the world, based on calendar 2002 revenues, according to Electronic Business magazine. Like LaBarge, Pinnacle participates in the low-to-moderate volume/high mix segment of the electronics manufacturing services industry. The company focuses on complex products where high reliability and quality are critical, and offers a variety of value-added services including engineering services, turnkey manufacturing and comprehensive testing.

Today's Conference Call Webcast

Today, at 11:00 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding the Company's fiscal 2004 second-quarter results and the Pinnacle Electronics announcement. The webcast can be accessed at http://www.firstcallevents.com/service/ajwz396926749gf12.html . Following the live discussion, a replay of the webcast will be available at the same location on the Internet.

LaBarge, Inc. reports the following . . . .

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LaBarge, Inc. CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts In Thousands -- Except Per-Share Amounts)

	Three Months Ended		Six Months Ended

	December 28,	December 29,	December 28,	December 29,
	2003	2002	2003	2002

Net sales	$29,070	$24,302	$58,813	$47,371

Costs and expenses:
Cost of sales	22,568	19,633	45,467	38,143
Selling and administrative expense	4,352	3,916	9,050	7,882
Interest expense	50	202	99	425
Other income, net	(176)	(580)	(291)	(630)

Earnings from continuing operations before income taxes	2,276	1,131	4,488	1,551
Income tax expense	872	355	1,713	518

Net earnings from continuing operations	1,404	776	2,775	1,033

Discontinued operations:
Loss from discontinued operations less applicable income tax benefit of $(109), $(63) and $(219), respectively	---	(181)	(114)	(356)
Gain (loss) on disposal of discontinued operations net of income tax expense of $2,434, $8 and $2,434, respectively	---	(212)	12	(212)

Net earnings	$ 1,404	$ 383	$ 2,673	$ 465

Basic net earnings per common share:
Net earnings from continuing operations	$0.09	$0.05	$0.19	$0.07
Net loss from discontinued operations	---	(0.02)	(0.01)	(0.04)

Basic net earnings	$ 0.09	$0.03	$0.18	$0.03

Average common shares outstanding	15,026	15,017	14,987	15,016

Diluted net earnings per share:
Net earnings from continuing operations	$0.09	$0.05	$0.18	$0.07
Net loss from discontinued operations	---	(0.02)	(0.01)	(0.04)

Diluted net earnings	$ 0.09	$0.03	$ 0.17	$0.03

Average diluted common shares outstanding	15,581	15,199	15,459	15,227

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LaBarge, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts In Thousands --Except Share Amounts)

	December 28, 2003	June 29, 2003

ASSETS
Current assets:
Cash and cash equivalents	$8,684	$4,030
Accounts and other receivables, net	17,790	15,653
Inventories	26,419	25,743
Prepaid expenses	777	956
Deferred tax assets, net	253	637
Current assets of discontinued operations	---	215

Total current assets	53,923	47,234

Property, plant and equipment, net	14,468	14,255
Deferred tax assets, net	---	299
Intangible assets, net	596	476
Other assets, net	6,403	4,727
Non-current assets of discontinued operations	---	171

Total assets	$75,390	$67,162

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$399	$395
Trade accounts payable	6,107	7,808
Accrued employee compensation	6,484	5,930
Advances from customers for purchase of materials	10,267	4,208
Other accrued liabilities	1,518	3,419
Current liabilities of discontinued operations	---	66

Total current liabilities	24,775	21,826

Long-term advances from customers for purchase of materials	4,607	2,788
Deferred tax liability, net	146	---
Long-term debt	6,469	6,669

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at December 28, 2003 and 15,773,253 at June 29, 2003, including shares in treasury	158	158
Additional paid-in capital	13,459	13,486
Retained earnings	27,657	24,984
Accumulated other comprehensive gain	624	---
Less cost of common stock in treasury, shares of 728,600 at December 28, 2003 and 844,903 at June 29, 2003	(2,505)	(2,749)

Total stockholders' equity	39,393	35,879

Total liabilities and stockholders' equity	$75,390	$67,162

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LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma and Texas. The Company's Web site address is http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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